Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-64615) of American Land Lease, Inc. of our reports dated March 5, 2008, with respect to the consolidated financial statements and schedule of American Land Lease, Inc. and the effectiveness of internal control over financial reporting of American Land Lease, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/    Ernst & Young LLP

Certified Public Accountants

Tampa, Florida

March 5, 2008